INTEGRITY MANAGED PORTFOLIOS

MANAGEMENT FEE WAIVER and EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT, effective commencing on November 30, 2016 between Viking Fund Management, LLC, (the “Adviser”) and Integrity Managed Portfolios (the “Trust”) on behalf of each series of the Trust (each a “Fund” or collectively the “Funds”).

WHEREAS, the Trust currently retains the Adviser to render investment advisory services to the Funds, and the Adviser is willing to furnish such services to the Funds;

NOW THEREFORE, in consideration of the promises and mutual covenants contained in the Investment Advisory Agreement between the parties and herein, it is agreed between the Funds and the Adviser that:

1.            The Adviser agrees to waive its management fee and reimburse expenses, other than taxes, brokerage fees, commissions, extraordinary or non-recurring expenses and acquired fund fees and expenses with respect to each Fund through November 29, 2017, so that Net Annual Operating Expenses of each Fund do not exceed 0.98%.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of November 30, 2016.

                                                                  INTEGRITY MANAGED PORTFOLIOS

                                                                  By: /s/ Shannon D. Radke

                                                                           President

                                                                  VIKING FUND MANAGEMENT, LLC

                                                                  By: /s/ Shannon D. Radke

                                                                           President